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                                                                      EXHIBIT 11

                      SENSORMATIC ELECTRONICS CORPORATION
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (IN MILLIONS)



                                        Three Months ended     Nine Months ended
                                             March 31,             March 31,
                                       --------------------  --------------------
                                          1996       1995       1996       1995
                                       ---------  ---------  ---------  ---------
 Net income (loss)                       $ (50)       $16      $ (98)       $61
                                         =====        ===      =====        ===

 Common shares:

   Weighted average shares
      outstanding during the period         74         73         74         70

   Potential dilutive exercise
      of stock options
      and warrants                           -          1          -          1
                                         -----        ---      -----        ---

   Shares included in computation
      of earnings (loss) per share          74         74         74         71
                                         =====        ===      =====        ===



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